NR09-18	July 10, 2009

International Tower Hill Receives Share Ownership Top-up Notice from AngloGold Ashanti

Vancouver, B.C……..International Tower Hill Mines Ltd. (“ITH” or the “Company”) - (TSXV: ITH, NYSE-A: THM, Frankfurt: IW9) is pleased to announce that AngloGold Ashanti (U.S.A.) Exploration Inc., a subsidiary of AngloGold Ashanti Limited (“AngloGold”), has exercised its right to maintain its 13.2907% equity interest in the Company.  AngloGold’s equity interest had been diluted by virtue of the Company’s issuance of shares since January 1, 2009, principally due to the exercise of 7,753,385 warrants, broker options and broker warrants in May.

As a consequence of AngloGold’s election to exercise its “top-up” right, the Company will sell to AngloGold, on a private placement basis, an aggregate of 1,218,283 common shares at a price of CAD$2.68 per share (reflecting the closing price of the Company’s common shares on the TSXV on July 9, 2009 of CAD$3.15 less the maximum discount (15%), as required by the provisions of the “top-up” right) for gross proceeds of CAD$3,264,998.  The private placement is subject to execution of formal documentation and the acceptance for listing of the common shares to be issued by the TSXV and NYSE Amex.  The common shares issued in the private placement will be subject to a hold period in Canada expiring 4 months plus one day after closing.  The net proceeds from the private placement are anticipated to be used by the Company for continued work on the Livengood Gold project in Alaska, further work on its Alaska and Nevada mineral properties and general working capital.

The “top-up” provision, contained in the June 30, 2006 purchase agreement among AngloGold, the Company and Talon Gold Alaska, Inc. pursuant to which the Company acquired AngloGold’s Alaskan assets (including the Company’s flagship Livengood property), gives AngloGold the right, twice a year, to maintain its then current equity ownership percentage in the Company on an ongoing basis thereby avoiding dilution as a result of the issuance of shares by the Company in connection with property payments or warrant or option exercises.  AngloGold also has a separate right to participate in any equity financings by the Company up to its then pre-financing percentage equity interest.

The common shares have not been and will not be registered under the U.S. Securities Act of 1933, as amended, (the “1933 Act”), or any state securities laws, may not be offered or sold in the United States absent registration under the 1933 Act and any applicable state securities laws or pursuant to an exemption therefrom and are being issued to AngloGold pursuant to exemptions from such registration requirements.

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. is a resource exploration company, focused in Alaska and Nevada, which controls a number of exploration projects representing a spectrum of early stage to the advanced multimillion ounce gold discovery at Livengood.  ITH is committed to building shareholder value through new discoveries while maintaining a majority interest in its key holdings, thereby giving its shareholders the maximum value for their investment.

On behalf of
INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
President and Chief Executive Officer

Contact Information:

Quentin Mai, Vice-President - Corporate Communications

E-mail: qmai@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604) 683-6332/Fax: (604) 408-7499

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this press release, which has been prepared by management.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated completion of the private placement to AngloGold Ashanti (U.S.A.) Exploration Inc. and the proposed use of the proceeds of the financing by the Company, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, risks associated with the timing and pricing of the private placement.  Other risks and uncertainties are disclosed in the Company’s annual report on Form 20-F filed with the United States Securities and Exchange Commission, and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.